Exhibit 23.1 Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-93229) of Datalink Corporation of our report dated February 16, 2000 on our audit of the consolidated financial statements of Datalink Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 which report is included in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 16, 2000 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
March 30, 2000